Exhibit 4.8.22 - Electronic Catalogue (8) - 090218Fan Box - Airtight
090218机组说明：
Description of the 090218 Unit:

名称 Name	材料说明 Material Description	生产厂家 Manufacturer
机组框架 Unit Framework	铝合金型材 Aluminum Alloy Sections	苏州莱德 Suzhou Laide
通用三通角件 Universal Tee Corner fittings	塑料注塑件 Plastic Injection Parts	苏州莱德 Suzhou Laide
20mm围护壁板 20mm Enclosure Wall Panel	聚氨脂高压发泡隔热复合板 Polyurethane High-pressure Foam Insulating Composite Board	苏州莱德 Suzhou Laide
钣金件 Sheet Metal Component	镀锌钢板或钢板喷塑 Galvanized Steel Sheet or Steel Sheet Spray Plastics	苏州莱德 Suzhou Laide
风机 Fan	外转子离心通风机 External-rotor Centrifugal Fan	金永利 Jinyongli
过滤器（F7） Filter (F7)	中效铝合金框架无纺布袋式 Medium Efficiency Aluminum Alloy Frame Non-woven Bag Filter	苏州莱德 Suzhou Laide
吊架 Hanger	槽钢喷漆 Channel Steel Painting	苏州莱德 Suzhou Laide